Exhibit 4.1

SUPPLEMENTAL INDENTURE, dated as of October 25, 2005, among NEXTMEDIA OPERATING, INC., a Delaware corporation (“NextMedia”), each of the entities identified on the signature pages hereto as Note Guarantors (collectively, the “Note Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee (“Trustee”).

WHEREAS there has heretofore been executed and delivered to the Trustee an Indenture dated as of July 5, 2001 (the “Original Indenture” and, as may be amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the “Indenture”), providing for the issuance of NextMedia’s 10.75% Senior Subordinated Notes Due 2011 (the “Securities”);

WHEREAS there are now outstanding under the Indenture Securities in the aggregate principal amount of $200 million;

WHEREAS Section 9.02 of the Indenture provides that NextMedia, the Note Guarantors and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;

WHEREAS NextMedia desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS the Holders of at least a majority in aggregate principal amount at maturity of the Securities outstanding have consented to the amendments effected by this Supplemental Indenture; and

WHEREAS all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

NOW THEREFORE, this Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

SECTION 1.01. Amendments to Articles One, Four, Five and Eight. Effective upon the date (the “Payment Date”) NextMedia accepts for purchase and pays for all Securities validly tendered pursuant to the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal, dated as of October 11, 2005, and any amendments, modifications or supplements thereto, unless, prior to that time, NextMedia, by written notice to the Trustee, has terminated this Supplemental Indenture, Sections 4.03, 4.04, 4.05, 4.06 (other than clause (a) thereof), 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, the second and third paragraphs of the definition of “Unrestricted Subsidiary”, Sections 5.01 (clauses (2) through (4)), 5.03 (clauses (2) and (3) and the last sentence of the covenant), 6.01(5), 6.01(8), 8.02 (paragraphs (b) and (f), and 8.03 (paragraphs (b) and (f)) of the Original Indenture are hereby amended by deleting all such sections and all references thereto in their entirety, including without limitation all references, direct or indirect, thereto in Section 6.01, “Events of Default.”

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Original Indenture, and said Original Indenture and this Supplemental Indenture shall henceforth be read together.

SECTION 2.02. Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.03. Terms Defined. Capitalized terms used in this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 2.04. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 2.05. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.

SECTION 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.07. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and 9.06 of the Indenture; provided, that the amendments to the Original Indenture set forth in Section 1.01 of this Supplemental Indenture shall become operative as specified in Section 1.01 hereof. Prior to the Payment Date, NextMedia may terminate this Supplemental Indenture upon written notice to the Trustee (it being understood that NextMedia may, subsequent thereto, enter into a substitute supplemental indenture).

SECTION 2.08. Acceptance by Trustee. The Trustee accepts the amendments to the Original Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

SECTION 2.09. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of NextMedia, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

NEXTMEDIA OPERATING, INC.

By:	/s/ SEAN STOVER
Name:	Sean Stover
Title:	Senior Vice President and Chief Financial Officer

NOTE GUARANTORS: NM LICENSING LLC

By:	/s/ SEAN STOVER
Name:	Sean Stover
Title:	Senior Vice President

NEXTMEDIA OUTDOOR, INC.

By:	/s/ SEAN STOVER
Name:	Sean Stover
Title:	Senior Vice President

NEXTMEDIA FRANCHISING, INC.

By:	/s/ SEAN STOVER
Name:	Sean Stover
Title:	Senior Vice President

NEXTMEDIA OUTDOOR LLC

By:	/s/ SEAN STOVER
Name:	Sean Stover
Title:	Vice President

NEXTMEDIA NORTHERN COLORADO, INC.

By:	/s/ SEAN STOVER
Name:	Sean Stover
Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ RICHARD PROKOSCH
Name:	Richard Prokosch
Title:	Vice President

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